EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-227592 on Form S-3 of our report dated February 21, 2020, relating to the consolidated financial statements of PacifiCorp and subsidiaries appearing in this Annual Report on Form 10-K of PacifiCorp for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Portland, Oregon
February 21, 2020